Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of (i) our report dated May 6, 2011 (November 8, 2013 as to the Consolidated Statements of Income, Retained Earnings and Members’ Equity, and Cash Flows, and Note 8) and (ii) our report dated March 27, 2013, each relating to the consolidated financial statements of Heritage Plastics, Inc. and Related Companies, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Rea & Associates, Inc.

New Philadelphia, Ohio

April 15, 2016